Exhibit 99.1

Contacts: Alnylam Pharmaceuticals, Inc. Christine Regan Lindenboom (Investors and Media)
617-682-4340 Josh Brodsky (Investors) 617-551-8276 Michael Mason (Investors) 617-551-8327

Alnylam Pharmaceuticals Prices Public Offering of Common Stock

Cambridge, Mass. November 13, 2017 – Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), the leading RNAi therapeutics company, today announced the pricing of an underwritten registered public offering of 5,600,000 shares of its common stock at a public offering price of $125.00 per share. The gross proceeds to Alnylam from the offering, before deducting the underwriting discounts and commissions and other estimated offering expenses, are expected to be approximately $700 million. The offering was upsized from the previously announced offering size of $675 million, and is expected to close on or about November 16, 2017, subject to the satisfaction of customary closing conditions. In addition, Alnylam has granted the underwriters of the offering a 30-day option to purchase up to an additional 840,000 shares of its common stock. All of the shares in the offering are to be sold by Alnylam.

Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Barclays Capital Inc. are acting as joint book-running managers for the offering. Credit Suisse is acting as lead manager for the offering and Piper Jaffray & Co., JMP Securities, Needham & Company, Chardan and B. Riley FBR are acting as co-managers for the offering.

Alnylam intends to use the net proceeds from this offering for general corporate purposes, including clinical trial costs and other research and development expenses, continued growth of its manufacturing, quality, commercial and medical affairs capabilities to support its transition toward a commercial-stage biopharmaceutical company, the anticipated commercial launches of patisiran, givosiran and fitusiran across several continents, assuming favorable regulatory reviews, the expected commercial expansion beyond the United States, Canada and Western Europe for givosiran and other potential future products, the potential expansion of patisiran commercialization efforts in mixed phenotype populations, assuming consistent product labelling, potential repayment of outstanding indebtedness, potential acquisitions, investments or licenses in businesses, products or technologies that are complementary to its own, working capital, capital expenditures and general and administrative expenses.

The securities described above are being offered by Alnylam pursuant to an automatically effective shelf registration statement that Alnylam previously filed with the Securities and Exchange Commission (SEC).

A registration statement (including a base prospectus and a preliminary prospectus supplement) relating to these securities has been filed with the SEC and has become effective. Before you invest, you should read these and other documents Alnylam has filed with the SEC for more complete information about Alnylam and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

The offering will be made only by means of a prospectus supplement and related prospectus. Copies of the preliminary prospectus supplement and, when available, the final prospectus supplement, and the accompanying base prospectus relating to the offering may be obtained by contacting Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, by telephone at 1-866-471-2526, by facsimile at 212-902-9316 or by email at prospectus-ny@ny.email.gs.com; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com; or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717; barclaysprospectus@broadridge.com (phone 888-603-5847).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

About Alnylam Pharmaceuticals

Alnylam (Nasdaq: ALNY) is leading the translation of RNA interference (RNAi) into a whole new class of innovative medicines with the potential to transform the lives of people afflicted with rare genetic, cardio-metabolic, and hepatic infectious diseases. Based on Nobel Prize-winning science, RNAi therapeutics represent a powerful, clinically validated approach for the treatment of a wide range of severe and debilitating diseases. Founded in 2002, Alnylam is delivering on a bold vision to turn scientific possibility into reality, with a robust discovery platform and deep pipeline of investigational medicines, including four product candidates that are in late-stage development. Looking forward, Alnylam will continue to execute on its “Alnylam 2020” strategy of building a multi-product, commercial-stage biopharmaceutical company with a sustainable pipeline of RNAi-based medicines to address the needs of patients who have limited or inadequate treatment options. Alnylam employs over 600 people in the U.S. and Europe and is headquartered in Cambridge, MA.

Alnylam Forward-Looking Statements

Statements in this release concerning Alnylam’s future expectations, plans and prospects, including, without limitation, statements about Alnylam’s proposed public offering, intended use of proceeds and Alnylam’s expectations regarding future company achievements, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results and future plans may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, risks related to fluctuations in our stock price, those associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, as well as those risks more fully discussed in the “Risk Factors” filed with Alnylam’s most recent Quarterly Report on Form 10-Q filed with the SEC and in other filings that Alnylam makes with the SEC. There can be no assurance that Alnylam will be able to complete the proposed public offering on the anticipated terms, or at all. You should not place undue reliance on these forward-looking statements. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation, except to the extent required by law, to update any forward-looking statements.